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                          November 13, 2020

       Russell Horowitz
       Executive Chairman and Co-CEO
       Marchex, Inc.
       520 Pike Street, Suite 2000
       Seattle, WA 98101

                                                        Re: Marchex, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 9,
2020
                                                            File No. 333-249952

       Dear Mr. Horowitz:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Nicholas
Lamparski at (202) 551-4695 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services